Exhibit 99.1

SUPERVALU Promotes Woseth to Chief Financial Officer
25-year strategic finance veteran has served as Company’s interim CFO since July 2017
MINNEAPOLIS--(BUSINESS WIRE) - February 26, 2018 - SUPERVALU INC. (NYSE: SVU) today announced that Rob Woseth has been promoted to the position of Executive Vice President and Chief Financial Officer, effective February 25, 2018. Woseth, who has held the position of EVP, Chief Strategy Officer with the Company since March 2013, has also served as the Company’s interim CFO since July 2017.
As CFO, Woseth will lead SUPERVALU’s finance and strategic planning teams. He will work closely with the executive leadership team to drive business initiatives, provide analytics support and build financial strategies that underpin SUPERVALU’s transformational growth.
“Following a thorough internal and external search, Rob is the clear choice and we’re delighted to have him assume the CFO role on a permanent basis,” said Mark Gross, SUPERVALU’s President and Chief Executive Officer. “Rob has strong business acumen and he’s been a thoughtful steward of our business and finance organization these past eight months. His financial knowledge, strategic thinking and deep grocery industry expertise have helped drive many of our successes over the past several years, including the sale of our Save-A-Lot business and the completion of the Unified Grocers and Associated Grocers of Florida acquisitions this past year.”
Woseth has more than 25 years of experience in strategic leadership, planning and finance roles, including 15 years in the grocery industry. He joined SUPERVALU’s executive team in 2013. During his tenure with SUPERVALU, he has helped orchestrate initiatives that have resulted in over $200 million in annual cost reductions. Prior to SUPERVALU, he served as Vice President, Business Development and Strategy at Albertson’s LLC. He has also held financial leadership positions as Vice President, Research, for Water Tower Capital, LLC and as Vice President, Investment Banking, at U.S. Bancorp Piper Jaffray. Woseth holds a master’s degree in business administration with an emphasis in strategic management from the University of Minnesota’s Carlson School of Business.
Gross added, “I’ve been thoroughly impressed with Rob’s leadership and guidance, and have seen firsthand his ability to effect positive change in this role. The Board and I are confident in Rob’s ability to make important contributions to advancing the Company’s growth strategy, while maintaining a disciplined approach to capital allocation and improving stockholder value.”
About SUPERVALU INC.
(The following information does not include Associated Grocers of Florida which became part of SUPERVALU on December 8, 2017)
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $16 billion. SUPERVALU serves customers across the United States through a network of 3,324 stores composed of 3,111 wholesale primary stores operated by customers serviced by SUPERVALU’s food distribution business and 213 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of December 2, 2017). Headquartered in Minnesota, SUPERVALU has approximately 31,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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